Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hillevax, Inc. 2021 Equity Incentive Plan, Hillevax, Inc. 2022 Incentive Award Plan, and Hillevax, Inc. 2022 Employee Stock Purchase Plan of Hillevax, Inc. of our report dated February 28, 2022 (except for the last paragraph of Note 7, as to which the date is April 25, 2022), with respect to the combined financial statements of Hillevax, Inc. included in its Registration Statement (Form S-1 No. 333-264159), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

April 29, 2022